Exhibit 99.1

WILLBROS GROUP, INC.

	CONTACT:	Michael W. Collier
Vice President Investor Relations
NEWS RELEASE		Willbros USA, Inc.
(713) 403-8016

Jack Lascar / Partner
DRG&E
(713) 529-6600

FOR IMMEDIATE RELEASE

WILLBROS REPORTS THIRD QUARTER 2006 RESULTS

HOUSTON, TEXAS – November 8, 2006 - Willbros Group, Inc. (NYSE: WG) announced today that it has filed its results for the third quarter of 2006. The Form 10-Q is available on the Company’s web site at www.willbros.com. As the Company had previously stated in its latest conference call, the loss from continuing operations for the third quarter of 2006 was $5.0 million and was comparable to the second quarter 2006 loss of $5.1 million.

Mike Curran, Chairman and Chief Executive Officer, commented, “We continue to make progress on our plan to exit Latin America and Nigeria as we refocus our attention and resources to North America and a few other selected international markets. In addition, we recently completed a private equity transaction and this, combined with our new credit facility, should give us the liquidity and flexibility to perform the increasing volume of projects we are currently pursuing or have in backlog. Finally, we are encouraged by the number of qualified bidders who have submitted proposals for the purchase of our Nigeria operations and assets, and we expect to reach an agreement by the end of the first quarter of 2007 or slightly thereafter.”

Continuing Operations Third Quarter 2006

The Company posted a loss from continuing operations of $5.0 million on revenue of $125.5 million for the quarter ended September 30, 2006. Contract costs were $113.4 million, resulting in a gross margin of 9.6 percent. General and Administrative (“G&A”) costs were $11.1 million. Net loss was $5.0 million, or $0.23 per share, compared to a net loss of $9.0 million, or $0.42 per share, in the third quarter of 2005.

In the United States & Canada, revenue increased 75% to $105.3 million compared to $60.2 for the same period in 2005. This is a result of increased business activity in engineering and construction operations in the United States, and maintenance, fabrication and construction in the oil sands region of Canada. International revenue increased 320% to $20.2 million compared to $4.9 million for the same period in 2005, due to increased activity in Oman.

The increase in contract income of $6.4 million to $12.0 million in the third quarter of 2006 compared to the same quarter last year was primarily the result of increased revenue in the United States & Canada business segment. Contract margin in the third quarter 2006 increased to 9.6 percent from 8.6 percent in the same period in 2005. However, third quarter margin of 9.6 percent declined from the second quarter 2006 margin of 11.2 percent, primarily due to costs incurred as a result of the delayed start of several construction projects in North America, all of which are now underway.

G&A costs were $11.1 million, 8.8 percent of revenue, for the third quarter of 2006. This was an increase of $0.7 million, compared to the same quarter of 2005. This increase in G&A costs included additional support for operations and one-time severance charges of $1.2 million. The Company continues its focus on reducing G&A costs to a run rate of 6 to 8 percent of revenue for continuing operations.

Discontinued Operations Third Quarter 2006

The Company recorded a loss from discontinued operations of $17.1 million on revenue of $102.3 million for the quarter ended September 30, 2006. Contract costs were $112.5 million, resulting in a negative gross margin of 10.0 percent. General and Administrative costs were $7.2 million, or 7.1 percent of revenue. The tax provision was $3.2 million, primarily due to taxes payable on a deemed profit basis in Nigeria. Net loss was $17.1 million, or $0.80 per share, compared to a net loss of $8.6 million, or $0.41 per share, in the third quarter of 2005.

The increasingly difficult operating environment in Nigeria resulted in further contract cost increases beyond those anticipated in August 2006. While the Company has taken appropriate measures to minimize the impact that these disruptions are having on its financial results, it may incur additional costs in the future. The Company continues to employ all available remedies under its contracts including negotiations, mediation and arbitration as appropriate. Any resolutions in the Company’s favor would have a positive impact on its revenue, operating income and cash flow from discontinued operations. In the third quarter of 2006, the Company has taken actions to reduce its costs in Nigeria and will continue these cost cutting measures in the fourth quarter of 2006.

2006 Year to Date Continuing Operations

The Company posted a loss from continuing operations of $18.6 million on revenue of $352.2 million for the nine month period ended September 30, 2006. Contract costs were $320.6 million, resulting in a gross margin of 9.0 percent, an increase from 8.6 percent gross margin in the same period in 2005. General and Administrative costs were $33.1 million, or 9.4 percent of revenue. Net loss was $18.6 million, or $0.87 per share, compared to a net loss of $23.8 million, or $1.12 per share, in the comparable period in 2005.

In the United States & Canada, revenue of $306.1 million increased 93.9 percent compared to $157.8 million in the same period in 2005, as a result of increased levels of project activity for engineering and construction services in the United States and oil sands region of Canada. International revenue of $46.1 million was more than double the revenue over the same period in 2005, due to increased activity in Oman.

The increase in contract income of $16.4 million to $31.6 million in the first nine months of 2006 compared to the same period last year was primarily the result of increased revenue in the United States & Canada business segment.

G&A costs were $33.1 million for the first nine months of 2006. This was an increase of $2.9 million compared to the same period in 2005.

2006 Year to Date Discontinued Operations

The Company posted a loss from discontinued operations of $46.2 million on revenue of $375.5 million for the nine month period ended September 30, 2006. Contract costs were $373.0 million. G&A costs were $20.7 million, or 5.5 percent of revenue. Net loss was $46.2 million, or $2.15 per share, compared to a net loss of $13.5 million, or $0.64 per share, in the comparable period in 2005.

Detailed explanations of the results for the reported periods and factors which impacted them are provided in the Company’s quarterly report on Form 10-Q, which was filed today.

Backlog(1)

At September 30, 2006, Willbros reported backlog(1) from continuing operations of approximately $763 million compared to $240 million at December 31, 2005. Backlog from continuing operations has increased by more than 200 percent since the end of 2005 and represents projects primarily in North America. Backlog from discontinued operations was $449 million at September 30, 2006.

Randy Harl, President and Chief Operating Officer, commented, “We have added to backlog approximately $200 million of the $300 million of highly confident work we discussed six weeks ago. Going forward we have approximately $250 million of projects for which we have either letters of intent or verbal awards, and expect to have them under contract prior to yearend. The market continues to be favorable, and we believe we can continue to build backlog with increased margins and improved terms and conditions.”

CONFERENCE CALL

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, November 9, 2006, at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Earnings Conference Call

When:	Thursday, November 9, 2006 – 9:00 a.m. Eastern Time

How:	Live via phone - By dialing (303) 262-2075 and asking for the Willbros call 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.

For those who cannot listen to the live call, a replay will be available through November 23, 2006, and may be accessed by calling (303) 590-3000 using pass code 11074665. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations, the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; delays in the sale of the Nigeria assets, fines and penalties by government agencies; the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLE TO FOLLOW

WILLBROS GROUP, INC.

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Statement of Operations Data
Contract revenue
International	$20,220	$4,891	$46,076	$18,700
United States & Canada	105,246	60,143	306,105	157,827

	125,466	65,034	352,181	176,527
Contract cost
International	18,128	4,506	41,393	17,253
United States & Canada	95,290	54,924	279,235	144,115

	113,418	59,430	320,628	161,368
Contract income
International	2,092	385	4,683	1,447
United States & Canada	9,956	5,219	26,870	13,712

	12,048	5,604	31,553	15,159
Depreciation and amortization	3,265	2,996	9,180	8,547
General and administrative	11,092	10,376	33,133	30,262

Operating income (loss)	(2,309)	(7,768)	(10,760)	(23,650)
Other income (expense):
Interest - net	(2,709)	(1,602)	(6,132)	(2,637)
Other - net	432	(674)	105	482

	(2,277)	(2,276)	(6,027)	(2,155)

Income (loss) before income taxes	(4,586)	(10,044)	(16,787)	(25,805)
Provision (benefit) for income taxes	379	(1,094)	1,811	(1,969)

Loss from continuing operations	(4,965)	(8,950)	(18,598)	(23,836)
Loss from discontinued operations	(17,136)	(8,603)	(46,249)	(13,534)

Net income (loss)	$(22,101)	$(17,553)	$(64,847)	$(37,370)

Basic loss per share
Continuing operations	$(.23)	$(.42)	$(.87)	$(1.12)
Discontinued operations	(.80)	(.41)	(2.15)	(.64)

	$(1.03)	$(.83)	$(3.02)	$(1.76)

Diluted loss per share
Continuing operations	$(.23)	$(.42)	$(.87)	$(1.12)
Discontinued operations	(.80)	(.41)	(2.15)	(.64)

	$(1.03)	$(.83)	$(3.02)	$(1.76)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$(2,291)	$1,098	$(12,717)	$(18,920)
Investing activities	(1,876)	(4,345)	(5,646)	(12,795)
Financing activities	(3,340)	(84)	7,841	(3,136)
Foreign exchange effects	(123)	577	(241)	475
Discontinued operations	(8,910)	(13,663)	(29,694)	(7,903)
Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	21,558	21,255	21,481	21,253
Diluted	21,558	21,255	21,481	21,253
EBITDA(2)	$1,388	$(5,446)	$(1,475)	$(14,621)
Capital expenditures	(7,393)	(4,675)	(12,389)	(14,663)

Reconciliation of Non-GAAP Financial Measure
Net loss, continuing operations	$(4,965)	$(8,950)	$(18,598)	$(23,836)
Interest - net	2,709	1,602	6,132	2,637
Income taxes	379	(1,094)	1,811	(1,969)
Depreciation and amortization	3,265	2,996	9,180	8,547

EBITDA(2)	$1,388	$(5,446)	$(1,475)	$(14,621)

	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Balance Sheet Data
Cash and cash equivalents	$15,476	$32,016	$61,099	$55,933
Working capital	165,743	181,840	208,147	204,960
Total assets	524,596	496,130	513,620	498,981
Total debt	167,540	160,740	165,193	138,020
Stockholders’ equity	86,614	107,874	141,184	145,234
Backlog(1) Data
By Geographic Area:
Middle East	$58,583	$34,323	$46,653	$47,196
North America	704,439	1,137,637	297,462	193,177

	$763,022	$1,171,960	$344,115	$240,373

By Reporting Segment:
International	$58,583	$34,323	46,653	47,196
United States & Canada	704,439	1,137,637	297,462	193,177

	$763,022	$1,171,960	$344,115	$240,373

Discontinued operations
West Africa	$449,280	$466,425	$475,618	$564,343
Latin America	—	—	—	11,639

	$449,280	$466,425	$475,618	$575,982

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.

(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.